Exhibit 2.2

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

among

ECO ONE HOLDINGS, INC.,

CROWN US ACQUISITION COMPANY

and

MYERS INDUSTRIES, INC.,

AS GUARANTOR

dated as of

May 30, 2014

i

ii

iii

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”), dated as of May 30, 2014, is entered into between ECO ONE HOLDINGS, INC., a Delaware corporation (“Seller”), CROWN US ACQUISITION COMPANY, an Ohio corporation (“Buyer”) and, solely in respect of its capacity as a guarantor of certain obligations of Buyer as prescribed herein, MYERS INDUSTRIES, INC. (“Guarantor”) .

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Units”), of Eco One Leasing, LLC (“Eco One”), a Delaware limited liability company, and Scepter Manufacturing, LLC (“Scepter”), a Delaware limited liability company (Scepter and Eco One, each a “Company” and, collectively, the “Companies”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Units, subject to the terms and conditions set forth herein;

WHEREAS, contemporaneous with the closing of sale of the transactions contemplated in this Agreement, Scepter Corporation and SHI Properties Inc., Affiliates of Seller and each of the Companies, will sell to CA Acquisition Inc., an Affiliate of Buyer, substantially all the assets of Scepter Corporation and certain real property owned by SHI Properties Inc., respectively (the “Scepter Acquisition”), upon the terms set forth in a separate Asset Purchase Agreement (the “Scepter Purchase Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition” means the transaction whereby Buyer purchases the Units from Seller.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 6.01(d).

“Anti-Corruption Laws” mean all laws, legislation, regulations, by-laws or other lawful requirements of any governmental or regulatory body or authority applicable to a Party, its subsidiaries and Affiliates and any of their respective directors, officers, shareholders, employees and Intermediaries pertaining to bribery or other corrupt practices. These include, but are not limited to, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Corrupt Practices Act (United States), and the Bribery Act (United Kingdom).

“ASPE” means Accounting Standards for Private Enterprises, as published in Part II of the CICA Handbook or any successor thereof.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Oklahoma are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Accountants” means Ernst & Young LLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.06.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Working Capital” means: (a) the Current Assets of the Companies, less (b) the Current Liabilities of the Companies, in each case, determined on a consolidated basis without duplication as of the Effective Time, prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the most recent fiscal year end Audited Financial Statements.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, purchase orders, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Companies included in the line items set forth in Section 2.04(a)(i) of the Disclosure Schedules.

“Current Liabilities” means the current liabilities of the Companies included in the line items set forth in Section 2.04(a)(i) of the Disclosure Schedules.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Eco One” has the meaning set forth in the recitals.

“Effective Time” means 11:59:59 p.m. on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), exception, reservation, restrictive covenant, title retention agreement, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, right of use, right of pre-emption, privilege or any matter capable of registration against title.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority, in each case having the force of Law with respect to the respective businesses of the Companies, as each is being conducted immediately prior to the Effective Time: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or written notice asserting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit or the Release of any Hazardous Materials.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller, Scepter Corporation, SHI Properties Inc., CA Acquisition Inc., and the Escrow Agent, to be executed and delivered at the Closing in the form agreed to by the Parties.

“Escrow Amount” means the sum of $7,650,000, which is to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement, of which (i) $600,000 will be held to satisfy the Post-Closing Adjustment, if any (the “US Working Capital Escrow Amount” and together with the Canada Working Capital Escrow Amount (as defined in the Scepter Purchase Agreement), the “Working Capital Escrow Amount”), and (ii) $7,050,000 will be available to indemnify the Buyer Indemnitees (as such term is defined in the Indemnification Agreement) pursuant to the Indemnification Agreement.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Existing Leases” has the meaning set forth in Section 3.10(a)(ii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Foreign State” means a country other than the United States, and includes: (a) any political subdivision of that country; and (b) the government, and any department, branch, or agency of that country or of a political sub-division of that country;

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor” has the meaning set forth in the preamble.

“Guaranteed Obligations” has the meaning set forth in Section 10.10(a).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, friable asbestos, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Company, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for any (i) indebtedness for borrowed money (including overdraft facilities), (ii) deferred price of property, goods or services (other than trade payables incurred in the ordinary Course of business and not past due), (iii) reimbursement and other obligations for surety bonds and letters of credit, (iv) obligations evidenced by notes, bonds, debentures or similar Contracts, (v) all obligations under or in respect of leases required to be capitalized under ASPE, (vi) all obligations of others guaranteed by such Company, including contingent obligations and obligations under derivative, hedging, swap, foreign exchange, collar or similar instruments (including any breakage or similar costs payable in connection with any of the foregoing), (vii) all deferred compensation obligations of such Company, (viii) guaranties of any of the foregoing, (ix) Taxes that are due and owing as of the Closing Date, and (x) intercompany balances. “Indebtedness” includes (A) any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, and (B) cash or bank account overdrafts.

“Indemnification Agreement” has the meaning set forth in Section 8.01.

“Independent Accountants” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Intermediary” means any distributor, contractor, consultant, agent or representative of a Party or any of its Affiliates.

“International Organization” means any public organization formed by two or more Foreign States, or by two or more such organizations.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Robert Torokvei, Max Torokvei, Christopher Luck, Charles Glasgow, Todd McClain, Elaine Hook or Miriam George, after reviewing all relevant records and making due inquiries.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Companies taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general (domestic, foreign or global) economic, business or political conditions; (ii) conditions generally affecting the industries in which either Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including ASPE; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Companies compared to other participants in the industries in which the Companies conducts their businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-Compete Agreement” means the Non-Compete Agreement with Robert Torokvei in the form agreed to by the parties.

“Party” means either the Seller or Buyer.

“Payoff Letters” has the meaning set forth in Section 2.03(b)(iii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of each Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of each Company for any Pre-Closing Tax Period.

“Public Official” means: (a) a person who holds a legislative, administrative or judicial position of a Foreign State; (b) a person who performs public duties or functions for a Foreign State, including a person employed by a board, commission, corporation or other body or authority that is controlled by or established to perform a duty or function on behalf of the Foreign State, or is performing such a duty or function; (c) any International Organization, including any official, agent or Intermediary thereof; (d) any person exercising or assuming to exercise the powers of government over a region and its population; or (e) any person who by virtue of local culture and traditions exercises influence on the decision making of Public Officials as defined in sub-paragraphs (a) through (d) including, without limitation, tribal chiefs, shamans, spiritual leaders and members of band councils and other indigenous leadership bodies.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by each Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedies Exception” means (a) the applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles particularly as to the availability of the remedy to specific performance or other injunctive relief.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the business of designing, manufacturing or distributing unique molded plastic products, including portable fuel containers.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Retention Agreements” has the meaning set forth in Section 7.02(o).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Run-Off Insurance” has the meaning set forth in Section 7.01(b).

“Scepter” has the meaning set forth in the recitals.

“Scepter Acquisition” has the meaning set forth in the recitals.

“Scepter Purchase Agreement” has the meaning set forth in the recitals.

“Seller” has the meaning set forth in the preamble.

“Seller’s Accountants” means KPMG.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.03.

“Target Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, commercial activity, unclaimed property, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal) taxes and assessments, real property gains, windfall profits, customs, duties, value-added alternative or add-on alternative, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any Tax of another Person imposed under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or as a successor or transferee by contract, law or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means North America, South America, Europe, Asia and Australia.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Indemnification Agreement, and the Non-Compete Agreement.

“Transaction Expenses” means the expenses set forth in Section 2.02(a) of the Disclosure Schedules.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Units” has the meaning set forth in the recitals.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Units, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Units shall be $47,000,000.00, subject to adjustment pursuant to Section 2.04 hereof and, if and to the extent applicable, subject to the adjustment prescribed in Section 7.01(b) (the “Purchase Price”). The Purchase Price shall be paid as follows:

(a) On the Closing Date, Buyer will remit to Seller the Purchase Price, adjusted as provided in Section 2.04 and, if and to the extent applicable, adjusted as prescribed by Section 7.01(b), less:

(i) the Escrow Amount;

(ii) the amount of Indebtedness of each of the Companies, which shall be paid to each lender thereof to one or more account(s) specified or pursuant to the applicable Payoff Letter, in order to repay all of each Company’s Indebtedness and to release all Encumbrances securing such Indebtedness; and

(iii) the amount of Transaction Expenses, which shall be paid to the respective Persons and in the respective amounts set forth in Section 2.02(a) of the Disclosure Schedules.

Buyer shall remit the Purchase Price, adjusted as provided in Section 2.04, less the amounts in (i) through (iii) directly above, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date.

(b) The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) the portion of the Purchase Price prescribed under Section 2.02(a); and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) original unit certificates evidencing the Units, if any, free and clear of all Encumbrances, duly endorsed in blank or accompanied by unit powers or other instruments of transfer duly executed in blank, with all required unit transfer tax stamps affixed thereto;

(ii) the original limited liability company record books of each Company;

(iii) payoff letters (each, a “Payoff Letter”) for all Indebtedness of each Company evidencing the payment in full of all such Indebtedness; and

(iv) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Companies as of the Effective Time (without giving effect to the transactions contemplated herein), a calculation of the Estimated Closing Working Capital, substantially in the form of Section 2.04(a)(i) of the Disclosure Schedules (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, in all material respects, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $5,643,000 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price amount to be paid at Closing shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price amount to be paid at Closing shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) As soon as practicable, but no later than 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, calculated in a manner consistent with the Estimated Closing Working Capital, which statement shall also contain a balance sheet of the Companies as of the Effective Time (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall be provided with full access to and the right to review and copy the books and records of the Companies, the personnel of, and the work papers prepared by, Buyer and/or Buyer’s Accountants and full access to the personnel responsible for such books, records and work papers, in all cases to the extent that such books, records and work papers relate to the Closing Working Capital Statement and to such historical financial information relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not materially or unreasonably interfere with the normal business operations of Buyer or the Companies.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of

Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte LLP or, if Deloitte LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. The terms of appointment and engagement of the Independent Accountants shall be as agreed upon between Buyer and Seller based on reasonable and customary arrangements for such services, and any associated fees shall initially be borne 50% by Buyer and 50% by Seller; provided such fees shall ultimately be allocated between Buyer, on the one hand, and Seller, on the other hand, as follows: Seller shall be responsible for a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Seller’s determination differ from the determination of the Independent Accountants). Buyer shall be responsible for that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder. Within ten (10) days of the Independent Accountants’ determination of the Disputed Amounts in accordance with this Section 2.04(c)(iv), each of Seller and Buyer, as applicable, shall pay the other the amount required so that the allocation for responsibility for the Independent Accountants’ fee is consistent with this Section 2.04(c)(iv).

(v) Determination by Independent Accountants. The Independent Accountants shall be requested to make a determination as soon as practicable and in any event within 30 days (or such other time as the Parties shall agree in writing) after referral of the matter to such Independent Accountants, which determination must be in writing and must set forth in reasonable detail, the basis therefor. Buyer and Buyer’s Accountants shall each furnish to the Independent Accountants such work papers and other documents and information relating to the Disputed Amounts, and shall provide interviews and answer questions, as such Independent Accountants may reasonably request. The Independent Accountants’ resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller to Buyer shall first be paid by the Escrow Agent from the Working Capital Escrow Amount pursuant to the terms of the Escrow Agreement. If payment of the Post-Closing Adjustment is owed by Seller to Buyer and the Post-Closing Adjustment is larger than the Working Capital Escrow Amount, Seller shall pay to Buyer the remainder of the Post-Closing Adjustment that was not paid from the Working Capital Escrow Amount, such payment to be made by wire transfer of immediately available funds to such account as directed by Buyer. In the event of any payment of the Post-Closing Adjustment owing by Buyer to Seller and there is a balance remaining of the Working Capital Escrow Amount after any Post-Closing Adjustment paid pursuant to the Scepter Purchase Agreement, forthwith upon such determination, the Working Capital Escrow Amount shall also be released in its entirety together with all accrued interest thereon by the Escrow Agent to Sellers and Buyer shall timely cooperate and provide any written authorization or direction to the Escrow Agent as prescribed under the Escrow Agreement to facilitate such release.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Prorations. Except to the extent these items are accounted for in the Closing Working Capital, the following prorations relating to the property and assets of the each of the Companies will be made, without duplication, as of the Effective Time, with Seller liable to the extent such items relate to any time period up to the Effective Time and Buyer liable to the extent such items relate to periods from and after the Effective Time:

(a) rents, Taxes (pursuant to the principles set forth in Section 6.03 hereof) and other costs and expenses attributable to the operation of the business of the Companies or the ownership of the property and assets of the Companies; and

(b) the amount of assessments and charges for sewer, water, fuel, telephone, electricity and other utilities relating to the Real Property; provided, however, that if practicable, meter readings will be taken on the Closing Date and the respective obligations of the parties determined in accordance with such readings.

If any of the foregoing proration amounts cannot be determined as of the Effective Time due to final bills therefor not being issued as of the Closing Date, the Parties will prorate such items as and when the actual bills therefor are issued to the appropriate Party. The Party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days following such determination.

Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) to be held no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 200 Public Square, Suite 2300, Cleveland, Ohio 44114, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Possession of the Units will be given to Buyer as of the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against

Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject, as to enforcement, to the Remedies Exception.

Section 3.02 Organization, Authority and Qualification of the Companies. Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and each has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which each Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by each Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a) All of the Units are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Units, free and clear of all Encumbrances.

(b) All of the Units were issued in compliance with applicable Laws. None of the Units were issued in violation of any agreement, arrangement or commitment to which Seller or either Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capitalization of either Company or obligating Seller or either Company to issue or sell any units of, or any other interest in, either Company. Neither Company has outstanding or authorized any unit appreciation, phantom units, profit participation or similar rights. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units.

Section 3.04 No Subsidiaries. Neither Company owns, or has any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or certificate of formation, as the case may be, by-laws or operating agreement, as the case may be, or other organizational documents of Seller or either Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or either Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which either Company is a party or by which either Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any material Permit affecting the properties, assets or business of either Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of either Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or either Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Companies’ audited financial statements consisting of the balance sheet of the Companies as of December 31, 2013 and the related statements of earnings and retained earnings (deficit) and cash flows for the year then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Companies as of April 4, 2014 and the related statements of earnings for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with ASPE applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements), except that the Audited Financial Statements have been prepared on the basis of certain materiality guidelines, which are set forth in Section 3.06 of the Disclosure Schedules. The Financial Statements are based on the books and records of the Companies, and fairly present in all material respects the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The balance sheet of the Companies as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Companies as of April 4, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Companies maintain a standard system of accounting established and administered in accordance with ASPE in all material respects.

Section 3.07 Undisclosed Liabilities. Neither Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as described in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to either Company, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of its certificate of formation, operating agreement or other organizational documents;

(c) split, combination or reclassification of any of its membership units;

(d) issuance, sale or other disposition of any of its membership units, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership units;

(e) declaration or payment of any dividends or distributions on or in respect of any of its membership units or redemption, purchase or acquisition of its membership units;

(f) material change in any method of accounting or accounting practice of either Company, except as required by ASPE or as disclosed in the notes to the Financial Statements;

(g) material change in either Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which either Company is a party or by which it is bound;

(o) any capital expenditures in excess of $10,000, individually, or $50,000 in the aggregate;

(p) imposition of any Encumbrance upon any of either Company’s properties, membership units or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employee for which, in each such case, the aggregate costs and expenses exceed $25,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members, directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000.00, individually (in the case of a lease, per annum) or $50,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity of, or by any other manner, any business or any Person or any division thereof;

(x) action by either Company to make, change or rescind any Tax election or Tax method of accounting, amend any Tax Return, settle any proceeding relating to Taxes, consent to any waiver or extension of a statutory period of limitations with respect to the assessment or collection of Taxes, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that is inconsistent with past practice; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage Contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property that are identified as being material as set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each Contract of either Company involving aggregate annualized consideration in excess of $25,000.00 and which, in each case, cannot be cancelled by such Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require either Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by either Company of any Person or the assumption of any environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of equity, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which either Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which either Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of either Company;

(viii) all Contracts with any Governmental Authority to which either Company is a party;

(ix) all Contracts that limit or purport to limit the ability of either Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which either Company is a party that provide for any joint venture, partnership or similar arrangement by such Company;

(xi) all Contracts between or among either Company, on the one hand, and Seller or any Affiliate of Seller (other than such Company), on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which either Company is a party; and

(xiii) any other Contract that is material to either Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the applicable Company party to such Material Contract and, to the Seller’s Knowledge, the other party thereto, in accordance with its terms and is in full force and effect, except as enforceability may be limited by the Remedies Exception. Except as set forth in Section 3.09(b) of the Disclosure Schedules, neither Company nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Companies have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(ii) the rights of tenants in possession under (1) that certain Lease between Scepter, as tenant, and Eco One, as landlord, entered into as of September 28, 2012, effective as of October 1, 2012 and (2) that certain Warehouse Lease Agreement between Hopkins Manufacturing Corporation, as tenant, and Blitz RE Holdings, LLC, as landlord, dated April 3, 2012, as amended and as assigned to Eco One by that certain Assignment and Assumption Agreement dated September 28, 2012, as further amended (collectively, the “Existing Leases”);

(iii) servitudes, easements of record, rights of way, covenants, conditions, restrictions, zoning ordinances and other similar matters of record affecting title to the Real Property which do not, individually or in the aggregate, materially affect the use or fair market value of the Real Property;

(iv) encroachments and title defects or irregularities, which are of a minor nature and which individually or in the aggregate do not materially reduce the value of any asset of any Company so affected nor materially interfere with the use or materially affect the fair market value of such assets (including without limitation, the Real Property) in the operation of its business;

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Companies taken as a whole;

(vi) liens arising in connection with Indebtedness, which shall be released on or prior to the Closing Date; and

(vii) mechanics’, carriers’, workmen’s, repairmen’s, construction, materialmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, not registered on title to the owned Real Property and in respect of which adequate holdbacks are maintained under applicable Laws and which are not, individually or in the aggregate, material to either Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by either Company, the landlord and tenant under the lease, the rental amount currently being paid, a list of all security deposits under such lease, a list of any prepayments of rent and any free rent or other lease incentives under such lease, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which such Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or either Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Neither Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. To the Seller’s Knowledge, the use and operation of the Real Property in the conduct of either Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than either Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. All water, sewer, gas, electric, telephone, cable and drainage facilities and all other utilities and public or quasi-public improvements are, to the extent applicable, available to the Real Property. Neither Company has received any written notice of actual or, to the Seller’s Knowledge, threatened cancellation or suspension of any utility services or certificate of occupancy for any portion of the Real Property. Neither Company has received any notice of actual or, to the Seller’s Knowledge, threatened special assessments or reassessments of the Real Property. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services, labor, or supplied material at the instance of either Company in connection with either Company’s acquisition, development, ownership, operation, maintenance, repair or management of any Real Property, and whose lien rights, if any, have not expired, will have been paid in full as of the Closing Date to the extent such payment is due and payable prior to or on the Closing Date. There is unobstructed and adequate means of ingress and egress to and from the Real Property from all abutting streets, roads and highways. No Person is in possession or occupancy of the Real Property or any part thereof, and no Persons have possessory or other rights or claims with respect to the Real Property or any part thereof other than pursuant to the Existing Leases. The Real Property is zoned to permit the operation of the facility as it is currently operated without any variances or conditions in connection therewith. To Seller’s Knowledge, there are no violations of any building codes or other ordinances affecting the Real Property. Neither Company has received written notice from any Governmental Authority requiring any work, repairs, construction, alterations or installations on or in connection with the Real Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Real Property, which requirement or violation remains uncured. Except as disclosed in Section 3.10(b) of the Disclosure Schedules, there are no management, leasing, service, employment or maintenance contracts relating to the Real Property which will not have been effectively terminated on or prior to the Closing Date.

Section 3.11 Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material items of tangible personal property of each of the Companies are structurally sound, are in good operating condition and in a state of good repair and maintenance in all material respects, and are adequate for the uses to which they are being put. None of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or repairs, except for ordinary, routine maintenance and repairs. Assuming all third party consents described in Section 5.08 are obtained, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other rights properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the business of the Companies in all material respects as currently conducted.

Section 3.12 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by either Company (“Company Intellectual Property”) and that in which either Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Seller (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, slogans, designs, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of the foregoing, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill associated with any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, all issuances, extensions and renewals of such registrations and applications, and all other rights corresponding thereto;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all U.S. and foreign design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all foreign counterparts, issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, service marks, trade names, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for either Company’s current conduct of its business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with a true and complete listing of all Intellectual Property Registrations as well as copies of all file histories, documents, certificates, office actions, correspondence and other materials in its possession or control related to all Intellectual Property Registrations.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Companies own all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Except as set forth in Section 3.12(c) of the Disclosure Schedules, all of the Company Intellectual Property that has been developed or created by any employees of either of the Companies or Seller, whether full-time, part-time, salaried, hourly, unionized or non-unionized, or pursuant to Contracts with consultants or contractors, have been assigned to the applicable Company in writing or in such other enforceable manner and can be further assigned by such Company to Buyer without consent. Seller has provided Buyer with true and complete copies of all such agreements. Except as set forth in Section 3.12(c) of the Disclosure Schedules, no Person has been granted any interest in or right to use all or any portion of the Company Intellectual Property. Each Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and each Company’s ownership and use thereof.

(d) Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby either Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for such Company’s current conduct of its business or operations. Seller has provided Buyer with true and complete copies of all such agreements. To the Seller’s Knowledge, all such agreements are valid, binding and enforceable between such Company and the other parties thereto, and such Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e) To Seller’s Knowledge, the Company Intellectual Property and Licensed Intellectual Property, as currently or formerly owned, licensed or used by either Company, and such Company’s conduct of its business as currently and formerly conducted, have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth in Section 3.12(e) of the Disclosure Schedules, neither Seller nor either Company has received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property or Licensed Intellectual Property are subject to any outstanding Governmental Order. Except as set forth in Section 3.12(e) of the Disclosure Schedules, neither Seller nor either Company has received any communication, and no Action has been instituted, settled, or to Seller’s Knowledge, threatened that challenges the ownership, validity, or enforceability of any of the Company Intellectual Property or Licensed Intellectual Property.

(f) Section 3.12(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which either Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. To the Seller’s Knowledge, all such agreements are valid, binding and enforceable between such Company and the other parties thereto, and such Company and such other parties are in full compliance with the terms and conditions of such agreements. To the Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

(g) To the Knowledge of Seller, no misuse or misappropriation of Personal Information has occurred in respect of either Company’s business. No claims of any misuse or misappropriation of Personal Information have been made or asserted in respect of the operations of either Company’s business. To the Knowledge of the Seller, each Company has conducted its business at all times in material compliance with the Law applicable to privacy and the protection of Personal Information. As used in this Agreement, “Personal Information” means any factual or subjective information, recorded or not, about an employee of the respective Company, independent contractor of the respective Company, executive, client, or supplier of the respective Company, or natural person who is a shareholder of the respective Company, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual.

(h) The computer systems, including the software (including source code, object code, executable code, systems, tools, data, databases, firmware and related documentation), hardware (whether general or special purpose), networks, interfaces, servers, sites, circuits and platforms that are owned by or under the control of, or operated, used, distributed, provided, licensed, leased by or on behalf of, either Company in the conduct of the business of that Company (collectively, the “Company Systems”) are sufficient in all material respects for the needs of that Company based on the operation of that Company’s business as currently conducted. Except as disclosed in Section 3.12(h) of the Disclosure Schedules, there have been no material failures, breakdowns, or continued substandard performance of any Company Systems that have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of either Company’s business in any material respect. To Seller’s Knowledge, none of the Company Systems have been subject to any malicious code (including any viruses, bugs, bots, disabling code, spyware, rootkits, time bombs or Trojan horses) and none of the data or information stored or contained therein or transmitted, accessed or processed thereby has been damaged, destroyed, lost, corrupted, altered or misused. Each Company has taken commercially reasonable steps to provide for the security, continuity and integrity of the Company Systems and the back-up and recovery of data and information stored or contained therein or processed thereby. To Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security thereof or other unauthorized access or use of any of the foregoing data or information or the Company Systems that have resulted in, or would reasonably be expected to adversely affect either Company’s business.

Section 3.13 Inventory. All inventory of the Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in all material respects. All such inventory is owned by either Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are reasonable and not excessive in any material respect in the present circumstances of the Companies.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by either Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of either Company not subject in any material respect to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of such Company, are collectible in full within 90 days after billing other than as disclosed in Section 3.14 of the Disclosure Schedules. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of such Company have been determined in accordance with ASPE, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer of either Company for which total sales to such customer of goods or services of the Company exceeds $100,000.00 for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the aggregate amount of sales to each Material Customer during such period. To the Seller’s Knowledge, except as set forth in Section 3.15(a) of the Disclosure Schedules, neither Company has received any notice, and has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier from whom either Company has purchased goods or services in an aggregate amount exceeding $100,000.00 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases made by each Company from each Material Supplier during such periods. To the Seller’s Knowledge, except as set forth in Section 3.15(b) of the Disclosure Schedules, neither Company has received any notice, and has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Company or to otherwise terminate or materially reduce its relationship with such Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Companies) and relating to the assets, business, operations, employees, officers and directors of the Companies (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement until the relevant policy expiry dates. Neither the Seller nor any of its Affiliates (including the Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance

Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of either Company. All such Insurance Policies (a) are valid and binding in all material respects on the applicable Company party to such Insurance Policies and, to the Seller’s Knowledge, the other parties thereto, in accordance with their terms, except as enforceability may be limited by the Remedies Exception; (b) to the Seller’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of either Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts that are consistent with industry practice, and are sufficient for compliance with all applicable Laws and Contracts to which either Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by either Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to either Company); or (b) against or by either Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting either Company or any of such Company’s properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, each Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for each Company to conduct its business, as currently conducted, have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Closing Date shall have been paid in full to the extent due and payable on or prior to the Closing Date. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to each Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) Except as disclosed in Section 3.19 of the Disclosure Schedules, each Company is currently and has been since each Company’s formation in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Company has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Company as of the Closing Date, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company prior to the Effective Time in accordance with Environmental Law, and neither Seller nor either Company is aware of any condition, event or circumstance relating to or arising in respect of the Company’s Environmental Permits that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of such Company as currently carried out. With respect to any such Environmental Permits, neither the Seller nor any of the Companies has received any Environmental Notice or other written communication regarding any material adverse change in the status or terms and conditions of the Environmental Permits.

(c) No real property currently or formerly owned, operated or leased by either Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law by either Company with respect to the business or assets of either Company or with respect to any real property currently or formerly owned, operated or leased by either Company, and neither of the Companies has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of either Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material, which would reasonably be expected to result in an Environmental Claim against Seller or either Company, or a violation of Environmental Law or termination of any Environmental Permit.

(e) Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by either Company.

(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by either Company and any predecessors as to which either Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and, neither Seller nor either Company has received any Environmental Notice regarding potential liabilities of either Company with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by either Company.

(g) Neither Seller nor either Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or either Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, monitoring, pollution control equipment and operational changes).

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any material amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by either Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of such Company or any spouse or dependent of such individual, or under which either Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to any Benefit Plan.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been administered and maintained in all material respects in accordance with its terms and has been established, administered and maintained in all respects in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor, to the Seller’s Knowledge, has such revocation or unavailability been threatened. To the Seller’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject either Company or, with respect to any period after the Effective Time, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles or have been otherwise adequately reserved to the extent required by, and in accordance with, ASPE.

(d) Neither Company nor any of either Company’s ERISA Affiliates has (i) incurred, either directly or indirectly, any material Liability under Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code; (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan; and (vi) no such plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except as required by applicable Law, neither Company has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides retiree welfare benefits to any individual for any reason, and neither Company nor any of their ERISA Affiliates has any Liability to provide retiree welfare benefits to any individual.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the two years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) Neither Seller, nor either Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k) Each individual who is classified by either Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events), provided that the aforementioned parenthetical does not apply under circumstances where the terms of the underlying arrangement are unaffected by such execution or by such consummation of the transactions contemplated by this Agreement: (i) entitle any current or former director, officer, employee, independent contractor or consultant of either Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of either Company to merge, amend or terminate any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all Persons who are employees, independent contractors or consultants of the Companies as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation at the applicable target level for such commission, bonus or compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to employees, independent contractors or consultants of either Company for services performed on or prior to the date hereof have been paid in full (or properly accrued on the audited balance sheet contained in the Closing Working Capital Statement).

(b) Neither Company is, and has not been since its formation, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been since each Company’s formation, any Union representing or purporting to represent any employee of either Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Since formation of the Companies by the Seller, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting either Company or any of their employees. Neither Company has any duty to bargain with any Union.

(c) Each Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by each Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions (other than routine claims for benefits under a Benefit Plan) against either Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of either Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by each Company, or by Seller with respect to the Companies, have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by each Company, or by Seller with respect to the Companies, (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each Company, and Seller with respect to the Companies, has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim, and to Seller’s Knowledge, no unwritten claim has been made by any taxing authority in any jurisdiction where either Company, or Seller with respect to the Companies, does not file Tax Returns that such Company, or Seller with respect to the Company, is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of either Company or Seller in respect of any of the Companies.

(e) The amount of each Company’s Liability for unpaid Taxes for all periods ending on or before April 4, 2014 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of each Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of each Company.

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of each Company and Seller with respect to the Companies as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All assessments made against each Company as a result of any examinations by any taxing authority have been fully paid.

(h) Neither Company, nor Seller with respect to either Company, is a party to any Action by any taxing authority. There are no pending Actions or Actions threatened in writing or that Seller otherwise has Knowledge of by any taxing authority.

(i) Seller has delivered or made available to Buyer copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Company for all Tax periods since each Company’s formation.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of either Company.

(k) Neither Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) Neither Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to either Company.

(n) Except as set forth in Section 3.22(n) of the Disclosure Schedules, neither Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither Company has any Liability for Taxes of any Person (other than such Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o) Neither Company has taken any action that could defer a Liability for Taxes of such Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Company is, nor has either Company been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) Neither Company is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r) Section 3.22(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which either Company is subject to Tax, is engaged in business or has a permanent establishment.

(s) Each Company has been properly classified as a disregarded entity for federal and state income Tax purposes at all times since their formation. No election has been made, and no election will be made by Seller or the Companies prior to the Closing, to treat or classify either Company as an association for federal or state income Tax purposes.

(t) Each of the representations and warranties in Section 3.06, Section 3.08(x), Section 3.20 and this Section 3.22 collectively constitute the only representations and warranties of the Seller in this Agreement relating to Taxes.

Section 3.23 Books and Records. The minute books and equity record books of each Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the board of directors and any committees of the board of directors of each Company in all material respects, and no meeting, or action taken by written consent, of any such members, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies.

Section 3.24 Product Liability. Each product sold by the Companies prior to the Closing was of merchantable quality and fit for the purpose for which it was sold. Except as set forth in Section 3.24 of the Disclosure Schedules, there are no actions, claims or proceedings pending nor, to the Knowledge of Seller, threatened against the Companies with respect to the products sold or services provided by the Companies or alleging that, for any reason, any products or services of the Companies were:

(a) defective or deficient or improperly, inadequately or wrongly performed in any manner;

(b) contrary to Law;

(c) subject to or contained any faulty or improper workmanship, material, latent defect or inherent vice;

(d) improperly designed, manufactured or labeled;

(e) conducted in a manner resulting in harm, or the reasonable foreseeable possibility of harm, to property, public health or safety; or

(f) provided in a manner resulting in harm, or the reasonable foreseeable possibility of harm, to the environment.

Section 3.24 of the Disclosure Schedules indicates those matters which are covered by insurance policies of Sellers or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons.

Section 3.25 Warranties and Discounts. Other than the warranty obligations described in Section 3.25 of the Disclosure Schedules, the Companies have not given any written or oral warranty regarding any of the products sold or services provided by the Companies, or incurred any repair or maintenance obligations in favor of any customers of the Companies or entered into any agreement with any customer which would require the repurchase of goods, price adjustment, refund, discount or concession to any customer after Closing. No Person has any valid claim against the Companies under Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, specifications, manuals, brochures or other advertising materials relating to the Companies.

Section 3.26 Anti-Corruption.

(a) Each Company has performed all of its duties and obligations with respect to the Acquisition or any matter incidental to this Acquisition in accordance with all Anti-Corruption Laws;

(b) Neither the Companies, their Affiliates, nor any director, officer, shareholder, employee, or, to the Seller’s Knowledge, any Intermediary thereof, directly or indirectly, intends to use or has used agreed to use any amount paid or to be paid to it in connection with the Acquisition or any portion thereof to make any payment or provide any benefit contrary to the Anti-Corruption Laws;

(c) To Seller’s Knowledge, the Companies and their Affiliates and Intermediaries have complied in all material respects with the Anti-Corruption Laws. Without limiting the generality of the foregoing, none of the Companies, their Affiliates and Intermediaries: (i) have made payments with the corrupt intent to obtain or retain business; and (ii) except as disclosed in writing to the Buyer, have not directly or indirectly offered, paid or promised to pay, or authorized the payment of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100 in the aggregate to any one individual in any year) or any commission payment to: (1) any Public Official; (2) any political party or official thereof; or (3) any candidate for political or political party office;

(d) The Companies and their Affiliates maintain books and records in accordance with the Anti-Corruption Laws in all material respects and, without limiting the generality of the foregoing, the Companies and their Affiliates have not for the purpose of bribing a Public Official or for the purpose of hiding that bribery: (i) established or maintained accounts which do not appear in any of the books and records that they are required to keep in accordance with applicable accounting and auditing standards; (ii) made transactions that are not recorded in those books and records or that are inadequately identified in them; (iii) recorded non-existent expenditures in those books and records; (iv) entered liabilities with incorrect identification of their object in those books and records; (v) knowingly used false documents; or (vi) intentionally destroyed accounting books and records earlier than permitted by law;

(e) Except as disclosed in writing to the Buyer, the Companies have not been convicted of, indicted for, or subject to investigation for violations of Anti-Corruption Laws by any law enforcement agency of the United States or any Foreign State;

(f) Except as disclosed in writing to the Buyers, the Companies do not have any ongoing business concerns with any Foreign State or Public Official that are not documented in writing;

(g) Except as disclosed in writing to the Buyer, the Companies are not now listed by any board, commission, corporation or other body or authority of any Foreign State as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in transactions with any Foreign State;

(h) Except as disclosed in writing to the Buyer, no Public Official has any interest in the Companies, their Affiliates, or any entity to which these are associated, whether through security ownership, board of director composition, officer appointment, employment or otherwise, and to the Seller’s knowledge, no Public Official has, or has any right to acquire or otherwise obtain any such interest prior to the Acquisition; and

(i) Except as disclosed in writing to the Buyer, no individual that is a director, officer, shareholder or employee of the Companies, their Affiliates, nor, to Seller’s Knowledge, any individual that is an immediate family member of any such individual is a Public Official.

Section 3.27 Affiliate Transactions. Except as set forth in Section 3.27 of the Disclosure Schedules, or with respect to compensation and benefit arrangements with any employee of a Company, as of the date hereof, no officer, director, manager, employee, equity owner or Affiliate of either Company or any officer, director, manager, employee, equity owner or Affiliate of any Affiliate of either Company, or individual in any such officer’s, director’s, manager’s, employee’s or equity owner’s immediate family is a party to any material agreement, contract, commitment or transaction with Seller, either

Company or any of their respective controlled Affiliates, has any interest in any material assets or property used by Seller, either Company, or any of their respective controlled Affiliates or has any payable, receivable or other intercompany account owing to or from Seller, either Company, or any of their respective controlled Affiliates (any such contract, commitment, transaction, payable, receivable or account, whether or not listed in Section 3.27 of the Disclosure Schedules, the “Affiliate Agreements”). As of the Effective Time, there shall not be any Affiliate Agreements to which either Company is a party.

Section 3.28 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject, as to enforcement, to the Remedies Exceptions.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or code of regulations, as the case may be, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for filings required for Buyer or Buyer’s Affiliates to comply with securities laws.

Section 4.03 Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. Except as set forth in Section 4.04 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make full and timely payment of the Purchase Price and consummate the transactions contemplated by this Agreement in accordance with its terms.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge after due inquiry, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Solvency. After giving effect to all of the transactions contemplated by this Agreement, on the Closing Date, Buyer will not: (a) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (b) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (c) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.08 No Additional Representations; Disclaimer Regarding Estimates and Projections.

(a) Buyer acknowledges that, except for the representations and warranties of Seller expressly set forth in Article III of this Agreement and in the related Disclosure Schedules and any certificate delivered hereunder with respect thereto, none of the Companies, their respective Affiliates nor any other Person acting on behalf of the Companies, or any of their respective Affiliates, has made any representations or warranties, express or implied, to Buyer, and that the Companies, their respective Affiliates and all other Persons acting on behalf of the Companies and their respective Affiliates, have disclaimed any such other representations or warranties.

(b) Buyer further acknowledges that, in connection with its investigation of the Companies, it has received certain estimates, projections and forecasts, including projected statements of operating revenues and income from operations of the business and the Companies and certain budget and business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer acknowledges that, except as expressly provided in this Agreement, Seller is not making any representations or warranties, express or implied, with respect to any estimates, projections and other forecasts, budgets and plans in respect of the Companies.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause each Company to, (x) conduct the business of each Company in the ordinary course of business consistent with past practice in all material respects; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of each Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with each Company. Without limiting the foregoing, from the date hereof until the Effective Time, Seller shall:

(a) cause each Company to preserve and maintain all of its Permits;

(b) cause each Company to pay its debts, Taxes and other obligations when due;

(c) cause each Company to use commercially reasonable efforts to maintain the properties and assets owned, operated or used by each Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause each Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause each Company to use commercially reasonable efforts to preserve and maintain its Intellectual Property;

(f) cause each Company to defend and use commercially reasonable efforts to protect its properties and assets from infringement or usurpation;

(g) cause each Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(h) cause each Company to maintain its books and records in accordance with past practice;

(i) cause each Company to comply in all material respects with all applicable Laws; and

(j) cause each Company to use commercially reasonable efforts to not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause each Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to each Company; provided, however, without Seller’s written consent which shall not be unreasonably withheld, delayed or conditioned, Buyer shall not conduct any invasive investigation at any Real Property, including but not limited to any soil or groundwater sampling; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to each Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and each Company to cooperate with Buyer in its investigation of each Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or either Company.

Section 5.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Companies) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving either Company; (ii) the issuance or acquisition of membership units or other equity securities of either Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of either Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or either Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 9.01(b)) or the Indemnification Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of all officers and directors of each Company.

Section 5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning each Company which at the time is of a confidential nature (whether nor not specifically identified as confidential), except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall, at Buyer’s expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-competition; Non-solicitation.

(a) For a period of five years commencing on the day immediately following the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the

Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of either Company, or any other Person who has a material business relationship with either Company, in each case as at the Effective Time, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) For the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of either Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by either Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of either Company or potential clients or customers of either Company for purposes of diverting their business or services from such Company.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this

Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents

(a) Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(b) Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each of the Parties shall use commercially reasonable efforts to:

(i) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(ii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which either Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and such Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable, which for greater certainty shall not require Seller to make any payment to any Person for the purpose of procuring such consent, approval or authorization, except for payments for amounts due and payable to that Person prior to Closing, payments for incidental expenses incurred by that Person prior to Closing and payments required by any Applicable Law in respect of any period prior to Closing.

(d) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, either Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of each Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or either Company after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to either Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Companies reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Closing Conditions From the date hereof until the Closing, each Party shall, and Seller shall cause each Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, each Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, either Company, for a Pre-Closing Tax Period, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction other than as is consistent with past practice. Except with the prior written consent of Seller, such consent to not be unreasonably withheld, Buyer shall not and shall procure that the Companies shall not file or cause to be filed any amended Tax Return for any Pre-Closing Tax period, or file any Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the Companies did not previously file a Tax Return, except as otherwise required pursuant to a Third-Party Claim (as defined in the Indemnification Agreement) conducted in accordance with the terms of the Indemnification Agreement.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by each Company after the Closing Date with respect to a Pre-Closing Tax Period; provided that Seller shall prepare any federal or state income Tax Return with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless such past practice is not in accordance with Law) and a copy thereof submitted by the preparing party to the other party for its review and comment at least 30 days prior to the due date (including extensions) of such Tax Return; provided that, if the income Tax Returns prepared by Seller and submitted to Buyer for review include any business operations and activities of Seller other than with respect to the Companies, they shall be prepared on a pro-forma basis that shall only include the business operations and activities of the Companies, with a copy of the actual Tax Returns to be provided to Buyer at least ten (10) days prior to the due date (including extensions) of such Tax Returns. The preparing party shall consider in good faith any comments, but shall not be required to make any changes unless such changes are necessary to cause such Tax Returns to be consistent with the past practices of the Companies or the Seller with respect to the Companies.

(d) The Parties hereby agree and acknowledge that the sale of Units shall, for federal and state income Tax purposes, be treated as the sale and purchase of the assets of each Company. The Purchase Price (and any other relevant items for Tax purposes) shall be allocated among the respective assets of each Company in accordance with Code Section 1060 and the regulations thereunder and consistent with their fair market values in accordance with the principles set forth in Section 6.01(d) of the Disclosure Schedules (the “Allocation”). With five (5) days of the final determination of Closing Working Capital, Buyer shall deliver to Seller a draft of the Allocation prepared in accordance with principles set forth in Section 6.01(d) of the Disclosure Schedules for the Seller’s review and approval. In the event of any dispute regarding the Allocation, the dispute resolution principles of Section 2.04(c) shall apply. Buyer and the Seller will file any Tax Returns, including Form 8594, and any other governmental filings, and all positions in any administrative or judicial proceeding shall be made, on a basis consistent with the Allocation of fair market value, as finally determined.

(e) In the event any of the Companies receives any refund of Taxes (whether by direct receipt of money or the application of such refund as a payment of Taxes for a Post-Closing Tax Period) for a Pre-Closing Tax Period to the extent paid by the Company prior to the Closing or indemnified by the Seller, other than a refund attributable to any carryback of net operating losses generated in a period subsequent to the Closing Date, Buyer shall promptly pay an amount equal to such refund to the Seller, less any out-of-pocket reasonable costs or Taxes incurred by Buyer or the Companies as the result of the receipt of such Tax refund, but only to the extent not taken into account for purposes of the Closing Adjustment or Post-Closing Adjustment.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon either Company shall be terminated as of the Closing Date. After such date, neither the Companies, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income, receipts, sales, or payroll deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of either Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 6.05 Supplement of Schedules. From time to time after the date of this Agreement but in any event not later than the Closing Date, Seller will supplement or amend the Disclosure Schedules with respect to any matter existing before or occurring after the date of this Agreement that would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information set forth in the Disclosure Schedules which has been rendered inaccurate thereby. If the information (the “Supplemental Information”) contained in such supplement or amended disclosure provided by Seller to Buyer after the date hereof was existing on the date hereof, and failure to disclose such information resulted in a material breach of any representation or warranty of Seller (the “Existing Matter Supplement”), Buyer shall have the right to either (a) immediately terminate this Agreement upon written notice to Seller or (b) consummate the Closing of the transactions contemplated hereunder; provided, however, that if Buyer elects to proceed to Closing, the Existing Matter Supplement shall not be deemed to cure any breach of a representation and warranty made in this Agreement by Seller and; provided, further, that Buyer shall retain all rights and remedies provided to it under this Agreement and the Indemnification Agreement with respect thereto, including the ability to bring a claim against Seller pursuant to the Indemnification Agreement. If, on the other hand, the Supplemental Information was not existing on the date hereof (and, therefore, did not constitute a breach of any representation or warranty of Seller, but arose after the date hereof), Buyer shall consummate the Closing of the transactions contemplated hereunder and the Disclosure Schedules will be deemed to have been amended to include such Supplemental Information, unless such Supplemental Information, is outside the ordinary course of business of Scepter and, if existing but not disclosed as of the date hereof, would have constituted a material breach of any representation or warranty of Seller, in which case Buyer may terminate this Agreement without recourse against Seller.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Each of the Parties shall be satisfied in its sole and absolute discretion with all material terms and conditions of insurance coverage, including without limitation, the period of coverage, limits of coverage (on a per occurrence basis and in the aggregate), premium(s) payable, deductible amounts, coverage exceptions and the claims filing requirements, to be provided under a run-off commercial general liability insurance policy to be obtained by either of the Parties in respect of the general liability of the Parties for any product liability claims arising or made in connection with the conduct of the Business by Scepter prior to the Effective Time (the “Run-Off Insurance”). In the event that the Run-Off Insurance is obtained by Buyer or its Affiliate prior to Closing, the Parties acknowledge and confirm that it will include each of Scepter and its Affiliates as an additional named insured under such coverage and the Purchase Price payable under this Agreement and the Scepter Purchase Agreement shall be reduced in an amount agreed by the Parties to represent reimbursement on a dollar-for-dollar basis for the aggregate premium(s) payable by Buyer or its Affiliate for the duration of coverage under the Run-Off Insurance.

(c) The conditions to closing of the Scepter Acquisition shall have been satisfied in accordance with the Scepter Purchase Agreement, provided that if the conditions have not been, or it becomes apparent that any of the conditions will not be satisfied and such failure is due to the failure of Scepter Corporation or SHI Properties, Inc. to perform or comply with any of the covenants, agreements or conditions set forth therein, then this Section 7.01(b) shall only be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement, unless waived by Buyer.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Seller contained in Article III of this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to the Effective Time; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, Seller or either Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed under the heading “Material Approvals” on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f) The Transaction Documents (other than this Agreement) shall have been executed and delivered by all parties thereto other than the Buyer and true and complete copies thereof shall have been delivered to Buyer.

(g) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have received resignations of the directors and officers of each Company pursuant to Section 5.05.

(j) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each Company is organized.

(k) Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(l) Seller shall have delivered, or caused to be delivered, to Buyer the original certificates evidencing the Units, if any, free and clear of Encumbrances, duly endorsed in blank or accompanied by unit powers or other instruments of transfer duly executed in blank and with all required unit transfer tax stamps affixed.

(m) Chicago Title Insurance Company (“Title Company”) shall be irrevocably committed to issue a downdate endorsement to that certain Owner’s Policy of Title Insurance (Policy Number 72306-87112481) dated August 12, 2012, issued to Eco One by Chicago Title Insurance Company (or, if a downdate endorsement is unavailable for any reason, a new Owner’s Policy of Title Insurance containing the same endorsements as the prior title policy), showing the Permitted Encumbrances to be the only exceptions to title, and a non-imputation endorsement, as well as, in the case of a downdate endorsement, any and all endorsements Buyer may elect, and each Company shall have delivered to Buyer and the Title Company all affidavits and other documentation reasonably required by the Title Company to issue the foregoing endorsements (or, if applicable, new title policy).

(n) Seller shall request, and Buyer shall receive, a tenant estoppel certificate (“Tenant Estoppel”) from Hopkins Manufacturing Corporation with regard to that certain Warehouse Lease Agreement dated as of April 3, 2012, as amended (collectively, the “Warehouse Lease”), which Tenant Estoppel shall state the economic terms of the Warehouse Lease and shall not allege the existence of any default by Eco One or any unperformed obligation of Eco One, as landlord, or recite any material fact that contradicts any of Seller’s or of Eco One’s representations and warranties, or the copies of the Warehouse Lease provided to Buyer by Seller. An original of the executed Tenant Estoppel shall be delivered to Buyer not later than three (3) Business Days prior to Closing.

(o) Seller shall have delivered to Buyer duly executed counterparts of retention agreements by each of Charles Glasgow, Todd McClain, and Miriam George (collectively, the “Retention Agreements”).

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in Article IV of this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e) The Transaction Documents (other than this Agreement) shall have been executed and delivered by all parties thereto other than the Seller and true and complete copies thereof shall have been delivered to Seller.

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price less the Escrow Amount, Indebtedness and Transaction Expenses by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(i) Buyer shall have delivered to Seller duly executed counterparts to the Retention Agreements.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification Agreement. Concurrent with signing of this Agreement and the Scepter Purchase Agreement, Buyer, Seller, Scepter Corporation, SHI Properties, Inc., and CA Acquisition Inc. have entered into an agreement governing the terms of indemnification rights of all parties under this Agreement and the Scepter Purchase Agreement (the “Indemnification Agreement”). The terms of the Indemnification Agreement are incorporated herein and are to be read in conjunction with the terms of this Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2014, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) this Article IX and Section 5.06 and Article X hereof shall survive such termination;

(b) if this Agreement is terminated by Buyer in accordance with Section 9.01(b)(i), Seller shall reimburse Buyer for any reasonable out-of-pocket expenses that Buyer incurred directly related to the proposed transfer of the Real Property, including, but not limited to, expenses related to obtaining a survey or title insurance; and

(c) that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:

Eco One Holdings, Inc.

165 Teddington Park Ave.,

Toronto, ON, Canada

M4N 2C7

Facsimile:(416) 488-1254

E-mail(1): btorokvei@axisholdings.ca

E-mail(2): mtorokvei@axisholdings.ca

Attention: Mr. Robert Torokvei

with a copy to:	Borden Ladner Gervais LLP Scotia Plaza, 40 King Street W Toronto, ON, Canada M5H 3Y4 Facsimile:(416) 361-2704 E-mail: amilazzo@blg.com Attention: Anthony Milazzo

If to Buyer:	Crown US Acquisition Company c/o Myers Industries, Inc. 1293 South Main Street Akron, Ohio 44301 Facsimile:(330) 761-6166 E-mail: gbranning@myersind.com Attention: Chief Financial Officer

with a copy to:	Benesch Friedlander Coplan & Aronoff LLP 200 Public Square, Suite 2300 Cleveland, Ohio 44114 Facsimile:(216) 363-4588 E-mail: mmehalko@beneschlaw.com Attention: Megan L. Mehalko, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(a) Entire Agreement. This Agreement, the Disclosure Schedules, Exhibits and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

(b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning Party (including the Guarantor) of any of its obligations hereunder.

Section 10.06 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.09 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.10 Guarantee.

(a) Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees (this “Guarantee”) the prompt payment and performance to the Seller (and its successors and assigns) of all indebtedness, liabilities and obligations of any kind whatsoever which Buyer has from time to time incurred or is under or may hereafter incur or be under to the Seller under, in connection with or with respect to this Agreement (collectively, the “Guaranteed Obligations”). The Seller shall not be required to proceed first against the Buyer or any other Person or against any collateral security held by it before resorting to the Guarantor for payment pursuant to this Guarantee.

(b) Guarantee Unconditional. The obligations of the Guarantor under this Guarantee are continuing, unconditional and absolute, and without limiting the generality of the foregoing, will not be released, discharged, diminished, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by applicable Law):

(i) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any of the Guaranteed Obligations, security, Person or otherwise;

(ii) any modification or amendment of the Guaranteed Obligations, including any increase or decrease in any amount thereof;

(iii) any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of the Buyer or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any other Person or its assets;

(iv) any invalidity, illegality or unenforceability relating to or against the Buyer or any provision of applicable Law purporting to prohibit the payment or performance by the Buyer of the Guaranteed Obligations;

(v) any defense arising by reason of any failure of the Seller to make any presentment, demand for performance, notice of non-performance, protest, and any other notice (including notice of acceptance of this guarantee, partial payment or non-payment of all or any part of the Guaranteed Obligations and the existence, creation, or incurring of new or additional Guaranteed Obligations);

(vi) any defense arising by reason of any failure of the Seller to proceed against Buyer or any other Person, to proceed against, apply or exhaust any security held from Buyer or any other Person for the Guaranteed Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other Person for this Guarantee or to pursue any other remedy in the power of the Seller whatsoever;

(vii) any Law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation;

(viii) any defense arising by reason of any incapacity, lack of authority, or other defense of Buyer or any other Person; or

(ix) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Buyer or any other Person, including any discharge of, or bar against collecting, any of the Guaranteed Obligations, in or as a result of any such proceeding.

(c) Recourse against Debtor. Seller is not required to exhaust its recourse against Buyer or others or under any other security or guarantee before being entitled to payment from the Guarantor under this Guarantee.

(d) Settlement of Accounts. Any account settled or stated between the Seller and Buyer will be accepted by the Guarantor as prima facie evidence that the amount thereby appearing due by Buyer to the Seller is so due.

(e) No Waiver. No delay on the part of the Seller in exercising any of its rights, or partial or single exercise thereof, will constitute a waiver thereof. No waiver of any of the Seller’s rights hereunder, and no modification or amendment of this Guarantee, will be deemed to be effective unless made in writing, duly signed by the Seller and the Guarantor, and each such waiver, if any, will apply only with respect to the specific instance involved, and will in no way impair the rights of the Sellers or the liabilities of the Guarantor to the Seller in any other respect at any other time.

(f) Stay of Acceleration. If acceleration of the time for payment, or the liability of Buyer to make payment, of any amount specified to be payable by Buyer in respect of the Guaranteed Obligations is stayed, prohibited or otherwise affected upon the insolvency, bankruptcy, reorganization or winding-up of Buyer or any moratorium affecting the payment of the Guaranteed Obligations, all such amounts otherwise subject to acceleration or payment will nonetheless be deemed for all purposes of this Guarantee to be and to become due and payable by Buyer and shall be payable by the Guarantor hereunder forthwith on demand by the Seller.

(g) Reinstatement. If, at any time, all or any part of any payment previously applied by the Seller to any of the Guaranteed Obligations is or must be rescinded or returned by the Seller for any reason whatsoever (including the insolvency, bankruptcy, or reorganization of Buyer), such Guaranteed Obligations will, for the purpose of this Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Seller, and this Guarantee will continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations, all as though such application by the Seller had not been made.

(h) Taxes and Set off by Guarantor. All payments to be made by the Guarantor hereunder will be made without set off or counterclaim and without withholding or deduction for any Taxes, restrictions or conditions of any nature whatsoever.

(i) Payment of Expenses; Indemnification. The Guarantor will pay on demand, and will indemnify and save the Seller harmless from, any and all liabilities, costs and expenses (including legal fees and expenses on a solicitor-client basis) incurred by the Sellers in the enforcement of this Guarantee.

(j) Expiry. Notwithstanding anything herein to the contrary, and for greater certainty without any effect whatsoever on the obligations of the Buyer under this Agreement, this Guarantee shall expire upon consummation of the Closing.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ECO ONE HOLDINGS, INC.

By: /s/ Robert Torokvei Name: Robert Torokvei Title: President

CROWN US ACQUISITION COMPANY

By: /s/ John C. Orr Name: John C. Orr Title: President

MYERS INDUSTRIES, INC.

By: /s/ John C. Orr Name: John C. Orr Title: President and Chief Executive Officer